American Century ETF Trust
AMENDMENT NO. 3 TO MANAGEMENT AGREEMENT
THIS AMENDMENT NO. 3 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 16th day of September, 2021 (the “Effective Date”), by and between AMERICAN CENTURY ETF TRUST, a Delaware statutory trust (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Manager”).
WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of September 6, 2019 and amended on September 8, 2020 and January 1, 2021 (the “Agreement”); and
WHEREAS, the parties hereto desire to enter into this Amendment to amend Schedule A to the Agreement to reflect the addition of four new series of shares of the Company named Avantis U.S. Large Cap Value ETF, Avantis International Large Cap Value ETF, Avantis Emerging Markets Value ETF, and Avantis Real Estate ETF.
NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:
1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.
    2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.
    3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

[Remainder of page intentionally left blank; signature page to follow.]

        American Century ETF Trust
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the Effective Date.

American Century Investment Management, Inc.	American Century ETF Trust
/s/ David H. Reinmiller	/s/ Charles A. Etherington
David H. Reinmiller Vice President	Charles A. Etherington Vice President

American Century ETF Trust Schedule A: Fee Schedule

Schedule A
Fee Schedule

Series	Annual Management Fee by Class
	Institutional	G
Avantis U.S. Equity Fund	0.15%	0.15%
Avantis International Equity Fund	0.23%	0.23%
Avantis Emerging Markets Equity Fund	0.33%	0.33%
Avantis U.S. Small Cap Value Fund	0.25%	0.25%
Avantis International Small Cap Value Fund	0.36%	0.36%
Avantis Core Fixed Income Fund	0.15%	0.15%
Avantis Short-Term Fixed Income Fund	0.15%	0.15%
Avantis Core Municipal Fixed Income Fund	0.15%	0.15%

Series	Annual Management Fee

Avantis U.S. Equity ETF	0.15%
Avantis International Equity ETF	0.23%
Avantis Emerging Markets Equity ETF	0.33%
Avantis U.S. Small Cap Value ETF	0.25%
Avantis International Small Cap Value ETF	0.36%
Avantis Core Fixed Income ETF	0.15%
Avantis Short-Term Fixed Income ETF	0.15%
Avantis Core Municipal Fixed Income ETF	0.15%
Avantis Emerging Markets Value ETF	0.36%
Avantis International Large Cap Value ETF	0.25%
Avantis Real Estate ETF	0.17%
Avantis U.S. Large Cap Value ETF	0.15%